Date: October 22, 2010
Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY NATURAL GAS FILES TO EXTEND ACCELERATED
INFRASTRUCTURE PROGRAM

WALL, N.J. - New Jersey Natural Gas (NJNG) submitted a filing with the New Jersey Board of Public Utilities (BPU) to continue its Accelerated Infrastructure Program (AIP II) for an additional year to support the continued economic development and job growth in the state as well as ensure the reliability and integrity of the company's delivery system.

NJNG continuously engages in the construction and maintenance of its utility infrastructure to enhance service throughout its service territory. Through AIP II, the company will expedite a number of its previously planned replacement, reinforcement and expansion projects. In the filing, NJNG is proposing to spend approximately $52.2 million on nine additional capital projects in Monmouth, Ocean and Morris counties.

Pending BPU approval, all work associated with the proposed projects will commence as soon as possible, but no later than December 31, 2011, and will be completed no later than August 31, 2012.

NJNG will recover the costs associated with these projects through the same method approved for the current program over a period of approximately 42 years. The company will submit a cost recovery filing to the BPU in June of 2011 and 2012 requesting a rate change to be effective in October of that year. There will be no change to customers' bills associated with AIP II this heating season. The total anticipated impact for the average residential customer is expected to be approximately a one percent increase.

The AIP II has the potential to have a significant economic impact. According to a recent study conducted by the Rutgers University Bloustein School of Planning and Public Policy, for every $1 million spent on infrastructure projects 10.2 jobs are created. Utilizing this formula and the results of the study, it is projected that the program could create 532 direct and indirect jobs, as well as generate $30 million in income and $40 million in gross state product.

The BPU approved the first AIP in April of 2009. The $70.8 million program included 14 capital projects throughout NJNG's service territory. Seven projects have been completed, and work on the others is currently underway with completion expected before August 2011. Using the Rutgers study model, over 722 jobs were created as a result of this capital infrastructure program.

New Jersey Natural Gas is the principal subsidiary of New Jersey Resources, a Fortune 1000 company, that provides reliable energy and natural gas services including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

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